UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2019

SeaWorld Entertainment, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400 Orlando, Florida		32819
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 226-5011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SEAS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 19, 2019, the Board of Directors (the “Board”) of SeaWorld Entertainment, Inc. (the “Company”) increased the size of the Board from seven to eight directors and elected Mr. Charles Koppelman to serve as a director of the Company.

Mr. Koppelman, 79, serves as Chairman and Chief Executive Officer of CAK Entertainment, Inc., an entertainment and leisure consultant and brand development firm that he founded in 1997. Mr. Koppelman served as Executive Chairman and Principal Executive Officer of Martha Stewart Living Omnimedia, Inc. from 2005 to 2011.  Mr. Koppelman served as Chairman and Chief Executive Officer of EMI Records Group, North America, from 1994 to 1997, and Chairman and Chief Executive Officer of EMI Music Publishing from 1990 to 1994. Mr. Koppelman currently serves on the board of directors of Las Vegas Sands Corp. (Chairman of Compensation Committee) and he previously served on the board of directors of Six Flags Entertainment Corporation (2010-2016), Martha Stewart Living Omnimedia, Inc. (Executive Chairman) (2004-2011), and Steve Madden, Ltd. (Executive Chairman) (2000-2004).

As described in the Company’s Form 8-K dated May 27, 2019, the Company entered into a stockholders agreement with Hill Path Capital LP (the “Stockholders Agreement”) that became effective upon the closing of the stock purchase described in the Stockholders Agreement.

Under the Stockholders Agreement, the Company agreed to appoint up to three Hill Path Capital LP (“Hill Path”) director designees to the Board in proportion to Hill Path’s ownership. Scott I. Ross and James Chambers currently serve on the Board as Hill Path designees.  Hill Path recommended Mr. Koppelman as their third designee under the Stockholders Agreement.  Under the Stockholders Agreement, two directors appointed by Hill Path may be affiliated with Hill Path and one Hill Path designee must be considered to be independent under the standards of the New York Stock Exchange.  Hill Path is also entitled to have one Hill Path designee on each committee of the Board, as determined by Hill Path and subject to the approval of the Nominating and Corporate Governance Committee.

Mr. Koppelman is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s “Outside Director Compensation Policy,” as amended included in the Company’s Form 8-K filed on June 13, 2019 with the Securities and Exchange Commission, Mr. Koppelman’s compensation for his services as a non-employee director will be consistent with that of the Company’s other non-employee directors, subject to pro-ration to reflect the commencement date of his service on the Board.

Mr. Koppelman has been appointed as a member of the Nominating and Corporate Governance Committee of the Board and the Revenue Committee.

Item 8.01. Other Events.

On July 19, 2019, the Company issued a press release announcing that Mr. Scott I. Ross was elected as non-executive Chairman of the Board.  Mr. Yoshikazu Maruyama will remain a Board member, however, he asked the Board to elect another Director to serve as chairman due to new outside professional obligations. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in this Item 8.01.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
99.1	Press release of SeaWorld Entertainment, Inc., date July 19, 2019, announcing the election of Mr. Koppelman as a Director and Mr. Scott I. Ross to serve as non-executive Chairman

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: July 19, 2019	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary